EXHIBIT F-1




                                            December 23, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

              Re:  Bangor Hydro-Electric Company, et al.:
                   Application on Form U-1
                   SEC File No. 70-9509
                   --------------------------------------

Ladies and Gentlemen:

         On behalf of Bangor Hydro-Electric Company ("BHE") and Penobscot Natural Gas Company ("Penobscot" and together with BHE, the "Applicants"), we have examined the Application on Form U-1, dated June 1, 1999, (as amended, the "Application") under the Public Utility Holding Company Act of 1935 (the "Act"), filed by the Applicants with the Securities and Exchange Commission (the "Commission") in the above-referenced proceeding and the Commission's Order, dated October 25, 1999, approving the Application. Capitalized terms not defined herein have the meanings set forth in the Application.

         As set forth in the Application, the Applicants requested authorization of the acquisition by BHE, through its wholly-owned subsidiary Penobscot, of fifty percent (50%) of the membership interests in Bangor Gas Company LLC ("Bangor Gas") which will become a "gas utility company" within the meaning of the Act when it begins delivering natural gas to customers (the "Transaction").

         We have acted as special Maine counsel for the Applicants regarding the Transaction. In rendering the opinions set forth below, we have examined copies, signed, certified or otherwise proven to our satisfaction, of the following documents:

         1.  The Application;

         2.  The Bangor Gas Operating Agreement, dated as of October 27, 1997;

         3.  The Articles of Organization of Bangor Gas;

         4. The Consolidated Application dated October 27, 1997, of Bangor Gas and BHE to the Maine Public Utilities Commission ("MPUC") for various approvals (MPUC Docket Nos. 97-795 and 97-796);

         5. The Order of the MPUC granting Bangor Gas a petition for gas service authority, dated June 30, 1998;

         6. The Petition dated June 24, 1998, of Bangor Gas to the MPUC for approval to furnish gas service in additional service territory (MPUC Docket No. 98-468);

         7. The Order of the MPUC granting Bangor Gas a petition for gas service authority in additional service territory, dated October 22, 1998.

         8. Order of the Commission dated October 25, 1999, approving the Transaction.

The documents listed in (1) through (8) above are hereinafter referred to as the "Transaction Documents." In addition, we have examined such other instruments, agreements and documents and made such other investigation related to Maine state approvals, certificates, and licenses as we have deemed necessary as a basis for this opinion. We have also relied upon representations and statements of officials and agents of BHE, Penobscot and Sempra Energy regarding the Transaction that is the subject of the Application.

         Based on the foregoing, and upon an examination of such questions of law as we have considered necessary or appropriate, and subject to the limitations, qualifications and assumptions set forth herein, it is our opinion that:

         1. The Applicants have complied with all Maine laws applicable to the Transaction.

         2. Each of the Applicants is duly organized, existing and in good standing under the laws of the State of Maine.

         3. Penobscot has legally acquired, under the laws of the State of Maine, the Bangor Gas membership interests it holds.

         4. The Transaction will not violate the legal rights of the holders of any securities issued by the Applicants or any associate company thereof, to the extent any such rights are subject to Maine law.

         The opinions set forth above are qualified and limited as stated therein and are further qualified and limited by the following:

             a. The opinions are based upon existing laws, ordinances and regulations in effect as of the date hereof and as they presently apply. In addition, the opinions are expressed only as of the date of this letter and we disclaim any obligation to advise you of any changes thereafter.

             b. We have assumed, without independent verification, the competency of all individuals signing the Transaction Documents and other documents on behalf of all Persons, the genuineness of all signatures on behalf of all Persons, the authenticity of all documents submitted to us as originals on behalf of all Persons, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the accuracy and completeness of all records made available to us.

             c. We have assumed, without independent verification, that: (i) the Transaction Documents have been duly authorized by all parties thereto, and duly executed and delivered by the parties thereto other than the Applicants, are within the corporate or limited liability company (as the case may be) power of all parties thereto, and are valid and binding obligations enforceable against the parties thereto other than the Applicants; (ii) except to the extent of the matters expressly covered by our opinions above, all parties to the Transaction Documents are in material compliance with all applicable laws, rules and regulations governing the conduct of their business with respect to this Transaction and are legally permitted to do business in Maine and have the full power, authority and legal right to perform the applicable provisions of the Transaction Documents; (iii) the representations and warranties made in the Transaction Documents by the parties thereto and in any applications, notifications, and other documents filed with any governmental authority are true and complete in all respects with respect to all factual matters; and (iv) there are no documents or instruments, oral or written agreements, or other understandings between the parties to the transactions contemplated by the Transaction Documents that pertain to the subject matter of this opinion that are not contained in the Transaction Documents.

             d. The opinions heretofore expressed are qualified to the extent that: (i) the characterization of, and the enforceability of any rights or remedies in any agreement or instrument may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws (including court decisions) and doctrines affecting the rights of creditors generally and general equitable principles and to the implied covenants of good faith, reasonableness and fair dealing; and (ii) the availability of (a) specific performance, injunctive relief or any other equitable remedy or (b) a particular remedy, may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         We express no opinion as to the laws of any jurisdiction other than the State of Maine and the federal laws of the United States of America described above. These opinions are furnished solely for your use in connection with the Transaction that is the subject of the Application, are effective only as of the date hereof and may not be used or relied upon by any other Person or for any other purpose.

         We hereby consent to the filing of this opinion as an exhibit to the Application and in any proceedings before the Commission that may be held in connection therewith.

                                            Very truly yours,



                                            CURTIS THAXTER STEVENS
                                              BRODER & MICOLEAU LLC